UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2008

Reliant Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16455	76-0655566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Main Street, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 497-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

In this Current Report on Form 8-K (Form 8-K), "Reliant Energy" refers to Reliant Energy, Inc., and "we," "us" and "our" refer to Reliant Energy and its subsidiaries.

Outlook

On Saturday, September 13, 2008, Hurricane Ike struck the upper Texas coast causing substantial damage to the electric transmission and distribution system serving the Houston-Galveston area. Hurricane Ike left over 2.1 million electric consumers (more than 90 percent of the metered electric consumers in the Houston-Galveston area) without power. More than 1.0 million electric consumers were without power for at least six days. As of September 24, 2008, there were still more than 500,000 electric consumers without power. We are the largest retail energy provider in the Houston-Galveston area.

We have revised our 2008 retail contribution margin outlook downward by $300 million to $350 million primarily because of the effects of Hurricane Ike. This downward adjustment includes reduced sales volumes, the sell back of excess supply, updates to our retail pricing assumptions and storm related increased operating costs.

Based on forward commodity prices as of September 19, 2008, our open wholesale contribution margin would decline by approximately $480 million for 2008. This estimate reflects lower forward commodity prices, milder weather and reduced off-peak power prices.

In response to our intention to terminate the credit-enhanced retail structure as described below, we are developing a new retail strategy aimed at lowering collateral requirements and stabilizing future earnings. We will update our 2009 and 2010 outlook in connection with our third quarter earnings release.

Merrill Lynch Arrangement

Under the terms of our credit-enhanced retail structure, Merrill Lynch provides guarantees and posts collateral for the supply purchases and related transactions of our retail energy business. On September 29, 2008, we entered into an agreement with Merrill Lynch providing that:
• the parties will use their commercially reasonable efforts to negotiate definitive agreements before October 31, 2008 to unwind the structure by April 1, 2009;
• Merrill Lynch waives compliance with the minimum adjusted EBITDA covenant in the $300 million retail working capital facility through October 31, 2008, so long as all other covenants are complied with; and
• we agree to not draw on the retail working capital facility.

The outlook updates provided in this report exclude any financial impacts arising from termination of the credit-enhanced retail stucture.

Financing Arrangements

On September 29, 2008, we entered into a commitment from GS Loan Partners for a $650 million senior secured term loan. The commitment is subject to the parties entering into a definitive credit agreement and provides for the following terms:
• November 2012 maturity;
• issue at 4% closing payment;
• initial interest at LIBOR plus 4.50% with LIBOR floor of 3.75%, or a base rate plus 3.50% with a base rate floor of 4.75%;
• 10% prepayment premium on the amount prepaid during the first year, 5% during the second year, 3% during the third year and no prepayment premium thereafter;
• equally secured with the same collateral that secures Reliant’s revolving credit agreement, senior secured notes, and PEDFA Guarantees;
• our subsidiaries, except those contractually prohibited from doing so, will be guarantors;
• minimum availability and maximum hedging limitations; and
• specified levels for the ratios of adjusted net secured debt and total debt to adjusted net earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization (consolidated secured leverage and total leverage ratios).

On September 29, 2008, we reached an agreement with First Reserve Fund XII, L.P. providing for the purchase of 350,000 shares of Reliant convertible participating preferred stock at $1,000 per share. The agreement is subject to the parties entering into a definitive purchase agreement and provides for the following terms:
• cumulative quarterly cash dividends, payable at 14% per annum;
• convertible at lesser of $11 and lowest 20-day volume weighted average price of our common stock during the six months after closing, with a floor of $8.00;
• holders may require redemption of the preferred stock upon a change of control at the greater of (i) face amount plus accrued and unpaid dividends, plus a make-whole premium if the redemption is before the fifth anniversary or (ii) the amount received by common stock holders on an as-converted basis;
• we may redeem the preferred stock after the third anniversary for the face amount plus accrued and unpaid dividends, plus a make-whole premium if the redemption is before the fifth anniversary;
• holders may require redemption any time after the seventh anniversary for the face amount plus accrued and unpaid dividends; and
• First Reserve may designate one director to our board so long as it retains 50% of the initial convertible preferred stock or the common stock issued upon conversion.

Each of these financing arrangements is contingent upon, among other things, reaching the definitive agreements with Merrill Lynch regarding the unwind of the credit-enhanced retail structure described above. The above descriptions of these financing arrangements are not complete, and the Commitment Letter with GS Loan Partners, attached as Exhibit 99.1 to this report, and the Commitment Letter with First Reserve, together with the summary of terms attached as Exhibit 99.2 to this report, are each incorporated herein by reference.

As of September 26, 2008, we had available liquidity of $1.2 billion, excluding the $300 million retail working capital facility. We will receive proceeds of approximately $500 million upon closing the sale of our Bighorn plant, which is expected in the fourth quarter. We believe these sources of liquidity, together with the $1 billion in new capital described in this report will be sufficient to facilitate the unwind of the credit-enhanced retail structure.

Item 9.01 Financial Statements and Exhibits.

(d) We furnish the following exhibits:

99.1 Commitment Letter dated September 29, 2008, between Reliant Energy, Inc. and GS Loan Partners.

99.2 Commitment Letter dated September 29, 2008, between Reliant Energy, Inc. and First Reserve Fund XII, L.P.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that contain projections, assumptions or estimates about our revenues, margins, capital structure and other financial items, our plans and objectives for future operations or about our future economic performance, offerings and financings. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “outlook,” “efforts,” “commitment(s)” and other similar words. However, the absence of these words does not mean that the statements are not forward-looking.

Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including, but not limited to, ongoing negotiations, legislative, regulatory and/or market developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital, the timing and extent of changes in commodity prices and interest rates, weather conditions and other factors we discuss or refer to in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION FURNISHED

The information in Items 7.01 and 9.01 of this Form 8-K are being furnished, not filed. Accordingly, the information will not be incorporated by reference into any registration statement filed by Reliant Energy under the Securities Act of 1933, as amended, unless specifically identified as being incorporated by reference therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliant Energy, Inc.

September 29, 2008	By:	/s/ Thomas C. Livengood

Name: Thomas C. Livengood
Title: Senior Vice President and Controller

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Exhibit Index

Exhibit No.	Description

99.1	Commitment Letter dated September 29, 2008, between Reliant Energy, Inc. and GS Loan Partners
99.2	Commitment Letter dated September 29, 2008, between Reliant Energy, Inc. and First Reserve Fund XII, L.P.